UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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☐ Soliciting Material Pursuant to §240.14a-12
PENNS WOODS BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2016 PROXY

PENNS WOODS
BANCORP, INC.

PENNS WOODS BANCORP, INC.
300 Market Street
Williamsport, PA 17701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
The Annual Meeting of Shareholders of Penns Woods Bancorp, Inc. (the “Corporation”) will be held at the Pine Barn Inn, 1 Pine Barn Place, Danville PA 17821, on Wednesday, April 27, 2016 at 1:00 P.M. Only holders of record at the close of business on March 1, 2016, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
At the 2016 Annual Meeting we will:

1.	Elect five (5) Class 1 director nominees of the board of directors, to serve for a three-year term that will expire in 2019, and until their successors are elected and qualified (Proposal No. 1);

2.	Ratify the appointment of S.R. Snodgrass, P.C. as the Corporation's independent registered public accounting firm for the year ending December 31, 2016 (Proposal No. 2); and

3.	Transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.
The board of directors recommends that you vote “FOR” each of the proposals.
You are urged to vote your shares by using the Internet at http://www.investorvote.com/pwod or by telephone by calling 1-800-652-8683 (toll-free) on a touch-tone phone and using the control number located on the proxy card. You may also vote your shares by promptly returning your proxy (marked, signed, and dated) in the enclosed postage-paid envelope. The voting of your shares will help in assuring the presence of a quorum. The prompt voting of your shares by Internet, phone, or the return of your proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide voting instructions.
You may access the following proxy materials at http://www.edocumentview.com/pwod:

•	Notice of the 2016 Annual Meeting of Shareholders;

•	2016 Proxy Statement;

•	Annual Report to Shareholders for the year ended December 31, 2015; and

•	Proxy Card.
You are encouraged to attend the Annual Meeting. The giving of such proxy does not affect your right to vote in person at the Annual Meeting, if you give written notice to the Secretary of the Corporation of your intention to vote at the Annual Meeting.
You will be required to present the Annual Meeting Admission Ticket and photo identification to gain admission to lunch and the Annual Meeting. Please mark your proxy appropriately if you plan on attending the lunch and Annual Meeting.
By Order of the Board of Directors,
Richard A. Grafmyre
President and Chief Executive Officer

Dated: March 23, 2016
Important Notice Regarding Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on Wednesday, April 27, 2016

The Proxy Statement and Annual Report to Shareholders for the year ended
December 31, 2015 are available at http://www.edocumentview.com/pwod.

PENNS WOODS BANCORP, INC.
300 Market Street
Williamsport, PA 17701

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, APRIL 27, 2016

Introduction: Date, Time, and Place of Annual Meeting
This proxy statement is being furnished in connection with the solicitation by the board of directors of Penns Woods Bancorp, Inc. (the “Corporation”), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting (the “Annual Meeting”) of holders of Common Stock (the “Common Stock”) of the Corporation to be held on Wednesday, April 27, 2016, at 1:00 P.M., at the Pine Barn Inn, 1 Pine Barn Place, Danville, PA 17821, and any adjournment or postponement thereof.
The principal executive office of the Corporation is located at 300 Market Street, Williamsport, PA 17701. All inquiries should be directed to Richard A. Grafmyre, President of the Corporation, at (570) 322-1111. Jersey Shore State Bank (“JSSB”) and Luzerne Bank ("Luzerne", together referred to as the "Banks") are wholly owned subsidiaries of the Corporation.
Solicitation and Revocability of Proxies
This proxy statement and enclosed proxy card are first being sent to shareholders of the Corporation on or about March 23, 2016. Shares properly represented by the proxy will be voted in accordance with the specifications made thereon by the shareholders. Any proxy not specifying to the contrary will be voted “FOR” the Class 1 nominees noted and “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the year ending December 31, 2016. The execution and return of the enclosed proxy card will not affect the right of a shareholder of record to attend the Annual Meeting and to vote in person if such shareholder gives written notice to the Secretary of the Corporation.
The cost of assembling, printing, mailing, and soliciting proxies and any additional material that the Corporation may furnish shareholders in connection with the Annual Meeting will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Corporation and/or the Banks may solicit proxies, without additional compensation, by telephone, telegraph, or personal interview, with nominal expense to the Corporation. The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy soliciting material to the beneficial owners of shares.

A shareholder of record who returns a proxy may revoke the proxy at any time before it is voted (1) by giving written notice of revocation to Richard A. Grafmyre, President and Chief Executive Officer, Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701, (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation, or (3) by voting in person after giving written notice to the Secretary of the Corporation.

If your shares are held in “street name” (that is, through a broker, trustee, or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on certain routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. Under the rules of The New York Stock Exchange, only Proposal No. 2 (the ratification of the appointment of the Corporation’s independent registered public accounting firm) is a routine matter, and therefore is the only proposal for which your broker or nominee has discretionary authority to vote. Your broker or nominee does not have discretionary authority to vote on Proposal No. 1 (the election of the five Class 1 directors). You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Quorum
Under the Corporation’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast will constitute a quorum for transaction of business at the Annual Meeting.

Voting Securities
Holders of record of the common stock at the close of business on March 1, 2016 will be entitled to notice of and to vote at the Annual Meeting. On March 1, 2016 there were 4,738,166 shares of common stock outstanding. Each share of common stock outstanding as of the close of business on March 1, 2016, is entitled to one vote on each matter that comes before the meeting, and holders do not have cumulative voting rights with respect to the election of directors.
Under Pennsylvania law and the Bylaws of the Corporation, the presence of a quorum is required for each matter to be acted on at the Annual Meeting. For purposes of the Annual Meeting, a quorum consists of the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast. Votes withheld, abstentions and broker non-votes will be counted in determining the presence of a quorum for each matter.

Assuming the presence of a quorum, the five nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a particular nominee and broker non-votes will not constitute or be counted as votes cast for such nominee.

The affirmative vote of a majority of votes cast by shareholders at the Annual Meeting is required for approval of the other non-election matters to be considered at the Annual Meeting. Abstentions will not constitute or be counted as votes cast and will not affect the outcome on the other non-election matters.

All proxies properly executed and not revoked will be voted as specified.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Corporation maintained the following standing committees for 2015, the current non-employee members of which are as follows:

		Number of Times Met During 2015
ASSET LIABILITY COMMITTEE:	Daniel K. Brewer, Michael J. Casale, Jr., William J. Edwards, James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III, Joseph E. Kluger, John G. Nackley, R. Edward Nestlerode, Jr., William H. Rockey; Jill Fortinsky Schwartz, Hubert A. Valencik, Ronald A. Walko	4

AUDIT:	Daniel K. Brewer, Michael J. Casale, Jr., William J. Edwards, James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III, Joseph E. Kluger, John G. Nackley, R. Edward Nestlerode, Jr., William H. Rockey; Jill Fortinsky Schwartz, Hubert A. Valencik, Ronald A. Walko	4

COMPENSATION:	Michael J. Casale, Jr., William J. Edwards, D. Michael Hawbaker, R. Edward Nestlerode, Jr.	2

EXECUTIVE:	Michael J. Casale, Jr., James M. Furey, II, Joseph E. Kluger, R. Edward Nestlerode, Jr.	—

NOMINATING AND CORPORATE GOVERNANCE:	Daniel K. Brewer, Michael J. Casale, Jr., William J. Edwards, James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III, Joseph E. Kluger, John G. Nackley, R. Edward Nestlerode, Jr., William H. Rockey, Jill Fortinsky Schwartz, Hubert A. Valencik, Ronald A. Walko	1

The Audit Committee of the Corporation was composed of all independent directors within the meaning of Nasdaq listing standards. The Audit Committee operates under a written charter, a copy of which is available on our website, www.jssb.com, under Investor Relations/ Financial Information/ Governance Documents and is available upon written request to the President. The board of directors has designated Daniel K. Brewer as the Audit Committee financial expert. The Audit Committee is responsible for the appointment, compensation, oversight, and termination of the Corporation’s independent auditors. The Audit Committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The Audit Committee also assists the board of directors in providing oversight over the integrity of the Corporation’s financial statements, compliance with applicable legal and regulatory requirements, and the performance of our internal audit function. The Audit Committee also is responsible for, among other things, reporting to the board of directors on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Importantly, from a corporate governance perspective, the Audit Committee regularly evaluates the independent auditors’ independence, including approving consulting and other legally permitted, non-audit services provided by the auditors and the potential impact of the services on the auditors’ independence. The Audit Committee meets periodically with the independent auditors and the internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The Audit Committee reviews and discusses with management earnings releases, including the use of pro forma information. The Audit Committee also discusses with management and the independent auditors the effect of accounting initiatives. The Audit Committee also is responsible for receiving and retaining complaints and concerns relating to accounting and auditing matters.
The board of directors of the Corporation met twelve (12) times during 2015. All of the Directors attended at least 80% of the aggregate of all meetings of the board of directors and the Committees of which they were members.
Board Leadership Structure
Our board of directors maintains the freedom to choose whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separated, based on what it believes is best for the Corporation and its shareholders at any given time. The board of directors has determined that it is appropriate to separate the roles of Chief Executive Officer and Chairman of the Board for the Corporation. Accordingly, R. Edward Nestlerode, Jr. serves as Chairman of the Board of the Corporation while Richard A. Grafmyre serves as Chief Executive Officer of the Corporation. The board of directors believes this arrangement provides stronger corporate governance and conforms to industry best practices.

Board Risk Oversight
Each member of the board of directors has a responsibility to monitor and manage risks faced by the Corporation. At a minimum, this requires the members of the board of directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the board of directors through its review of the Corporation’s and its banking subsidiaries compliance with regulations set forth by the banking regulatory authorities. Because risk oversight is a responsibility for each member of the board of directors, the board’s responsibility for risk oversight is not concentrated into a single committee. Instead, oversight is delegated, to a large degree, to the various board committees with an independent director serving in the capacity of committee chairman. These committees meet formally, as needed, to discuss risks and monitor specific areas of the Corporation’s performance with their findings reported at the next scheduled full meeting of the board of directors. In addition, the composition of the board of directors and normal agenda allow for the continuous oversight of risk by providing an environment which encourages the directors to ask specific questions or raise concerns and allots them sufficient time and materials to do so effectively. The overlap of committee membership provides a broad perspective of various risks and the actions undertaken to manage risks in today’s environment.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website, www.jssb.com, under Investor Relations/Financial Information/Governance Documents and is available upon request to the President. All members of the Committee are independent within the meaning of Nasdaq listing standards, and the Committee met once during 2015. The Committee will consider candidates recommended by shareholders. Shareholders desiring to submit a candidate for consideration as a nominee of the board of directors must submit the same information with regard to the candidate as required to be included in the Corporation’s proxy statement with respect to nominees of the board of directors in addition to any information required by the Bylaws of the Corporation. Shareholder recommendations should be submitted in writing to Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701 (Attention: President and Chief Executive Officer), on or before December 31 of the year preceding the year in which the shareholder desires the candidate to be considered as a nominee. Although the board of directors at this time does not utilize any specific written qualifications, guidelines, or policies in connection with the selection of director nominees, candidates must have a general understanding of the financial services industry or otherwise be able to provide some form of benefit to the Corporation’s business, possess the skills and capacity necessary to provide strategic direction to the Corporation, be willing to represent the interests of all shareholders, be able to work in a collegial board environment, and be available to devote the necessary time to the business of the Corporation. In addition to these requirements, candidates will be considered on the basis of diversity of experience, skills, qualifications, occupations, education, and backgrounds, and whether the candidate’s skills and experience are complementary to the skills and experience of other board members. Candidates recommended by shareholders will be evaluated on the same basis as candidates recommended by the independent directors.
Nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be submitted to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the Annual Meeting, which notice must contain certain information specified in the Bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this proxy statement. If a nomination is attempted at the Annual Meeting that does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

COMPENSATION OF DIRECTORS

Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation		Total
Name	($)	($)	($)	($)	($)	($)		($)
Daniel K. Brewer	$50,000	$—	$—	$—	$—	$—		$50,000
Michael J. Casale, Jr.	50,000	—	—	—	—	—		50,000
William J. Edwards	50,000	—	—	—	—	—		50,000
James M. Furey, II	50,000	—	—	—	—	—		50,000
D. Michael Hawbaker	50,000	—	—	—	—	—		50,000
Leroy H. Keiler, III	50,000	—	—	—	—	—		50,000
Joseph E. Kluger	55,000	—	—	—	—	—		55,000
John G. Nackley	50,000	—	—	—	—	—		50,000
R. Edward Nestlerode, Jr.	55,000	—	—	—	—	—		55,000
William H. Rockey	50,000	—	—	—	—	—		50,000
Jill F. Schwartz	50,000	—	—	—	—	—		50,000
Hubert A. Valencik	55,000	—	—	—	—	25,552	(1)	80,551
Ronald A. Walko	50,000	—	—	—	—	—		50,000

(1)  Represents earnings from consulting agreement (described in detail below) and an additional $8,752 for health insurance benefits.

In connection with his retirement, Mr. Valencik and the Corporation entered into a consulting letter agreement, effective August 1, 2005.  Under the agreement, Mr. Valencik will continue to perform certain consulting services for the Corporation, principally in the area of business development.  The agreement renews on each August 1, subject to either party’s right to terminate the agreement upon 45 days’ prior written notice.  Mr. Valencik has been notified that the agreement will terminate on June 30, 2016. During the term of the consulting agreement, Mr. Valencik will be required to devote not more than 20 hours per week to the provision of consulting services.  In consideration of the consulting services, he will be paid $1,400 per month and will be reimbursed for the after-tax cost of health insurance if he is then ineligible for coverage under the Corporation’s health insurance programs.

The Corporation pays a retainer fee to each director of the Corporation of $28,000. In addition, the Banks pay a retainer fee to each director of $22,000. Mr. Nestlerode received $5,000 for serving as Chairman of the Board for the Corporation and Mr. Valencik and Mr. Kluger each received $5,000 for serving as Chairman of the Board for JSSB and Luzerne, respectively. In the aggregate, the existing board of directors of the Corporation earned $665,000 for all board service during 2015. Directors do not receive additional fees for Board or committee meeting attendance.
JSSB and Directors Casale, Furey, Rockey, and Walko have entered into director fee agreements pursuant to which each participating director may defer payment of all or a portion of his director’s fees earned for service on the boards of directors of the Corporation and JSSB. JSSB has established a deferral account for each participating director on its books. Benefits are funded by each director’s fees and JSSB’s general assets and are payable upon retirement, early termination, disability, death, or the occurrence of a change in control of the Corporation or JSSB. Interest is credited to each deferral account at an annual rate equal to 50% of the Corporation’s return on equity for the immediately prior year, compounded monthly. Following termination of service, interest is credited to a deferral account at a rate based on the yield of the 10-year treasury note. A participating director may receive a payment of his account if the board of directors has determined that, following a request by a participating director, such director has suffered a severe unforeseeable financial hardship and becomes payable at the board of directors discretion. Generally, the payments are payable, at the participating director’s prior election, in a lump sum or in 60 equal monthly installments. Following the occurrence of a triggering event, payments will commence within 30 days after, at the participating director’s prior election, his retirement or termination of service, or the occurrence of a change in control of the Corporation or JSSB. If payments are not triggered until the participating director’s death, the benefits will be paid within 90 days following receipt of the director’s death certificate.

Luzerne maintains a Director Deferred Fee Plan in which all Luzerne directors, including Mr. Kluger, Mr. Nackley and Ms. Schwartz, participate. The Plan is a non-qualified deferred compensation plan into which Luzerne directors can defer up to 100% of the board fees earned during a calendar year. All amounts deferred by a director are fully vested at all times and currently earn an annual interest rate equal to prime plus 3%, with a floor of 6%. Balances accrued in the Plan prior to December 31, 2012 earn interest at 10%. Upon cessation of a Luzerne director’s service with Luzerne, Luzerne will pay the director all amounts credited to the director’s deferred fee account.

Mr. Grafmyre and Mr. Knepp did not receive any director fees during 2015. Commencing in 2011, employee directors elected to the board for the first time during 2010 and in any year thereafter (including Mr. Grafmyre and Mr. Knepp) will not receive any separate compensation for serving as a director of the Corporation or the Banks.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Bylaws provide that the board of directors shall consist of not less than five (5) nor more than twenty-five (25) directors who are shareholders, the exact number to be fixed and determined from time to time by resolution of the full board of directors or by resolution of the shareholders at any annual or special meeting with the number currently set at fifteen (15). The Articles of Incorporation and Bylaws further provide that the directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2, and Class 3. The directors of each class serve for a term of three (3) years and until their successors are elected and qualified. Under Pennsylvania law, directors of the Corporation can be removed from office by a vote of shareholders only for cause. The directors of the Corporation serve as follows:

Nominees for election as Class 1	Class 2 Directors	Class 3 Directors
Directors whose term expires in 2019:	to serve until 2018:	to serve until 2017:
Daniel K. Brewer (age 53)	William J. Edwards (age 44)	James M. Furey, II (age 68)
Michael J. Casale, Jr. (age 64)	Leroy H. Keiler, III (age 52)	Richard A. Grafmyre (age 62)
Joseph E. Kluger (age 52)	Jill F. Schwartz (age 62)	D. Michael Hawbaker (age 48)
R. Edward Nestlerode, Jr. (age 63)	Hubert A. Valencik (age 74)	Brian L. Knepp (age 41)
William H. Rockey (age 69)	Ronald A. Walko (age 69)	John G. Nackley (age 63)

The board of directors has affirmatively determined that all of the directors are independent within the meaning of the NASDAQ listing standards, except for Richard A. Grafmyre, President and Chief Executive Officer of the Corporation and Brian L. Knepp, Senior Vice President and Chief Financial Officer of the Corporation. The board categorically determined that a lending relationship resulting from a loan made by one of the Corporation's banking subsidiaries (Jersey Shore State Bank or Luzerne Bank), to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The board also categorically determined that maintaining with the Banks a deposit, savings, or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.
The proxies solicited hereunder will be voted “FOR” (unless otherwise directed) the five (5) director nominees of the board of directors listed previously for election as Class 1 directors. Each nominee has agreed to serve if elected and qualified. The Corporation does not contemplate that any nominee will be unable to serve as a director for any reason. However, in the event one or more of the nominees should be unable to stand for election, proxies will be voted for the remaining nominees and such other persons selected by the board of directors, in accordance with the best judgment of the proxy holders.
INFORMATION AS TO NOMINEES AND DIRECTORS
Set forth below is the principal occupation and certain other information regarding the nominees and other directors whose terms of office will continue after the annual meeting. In addition, below we provide the particular experience, qualification, attributes, or skills that led the board of directors to conclude that each director and nominee should serve as a director. Share ownership information for each director and nominee is included under “Beneficial Ownership and Other Information Regarding Directors and Management.”

NOMINEES FOR DIRECTOR

Daniel K. Brewer is a Certified Public Accountant and the principal and owner of Brewer & Company, LLC, a private CPA firm. Mr. Brewer’s experience and knowledge of financial standards and reporting is valuable to the Audit Committee of which he serves as the Chairman. Mr. Brewer’s business and social involvement in the greater area of Columbia and Montour Counties provides insight into the economic stability of this region. In addition, Mr. Brewer’s knowledge of financial statements assists the board in their review of certain loan requests.

Michael J. Casale, Jr. is the principal of Michael J. Casale, Jr., Esq., LLC.  Mr. Casale has served as a director since 1999. Because banking is a highly regulated industry and success in the industry is dependent on adequately managing certain lending risks, Mr. Casale’s experience as an attorney is helpful to the board in reviewing the Corporation’s legal matters and documentation related to commercial lending matters.

Joseph E. Kluger is a Managing Principal of Hourigan, Kluger & Quinn P.C., where he has practiced law primarily in the fields of corporate finance, real estate, and for-profit and not-for-profit corporate and business law for more than 27 years. Mr. Kluger has served as a director since 2013. Mr. Kluger’s experience as an attorney is helpful to the board in reviewing the Corporation’s legal matters, corporate governance issues, and documentation related to the lending process and workout matters.

R. Edward Nestlerode, Jr. is the Chairman of the Board of the Corporation and is Vice President and Chief Executive Officer of Nestlerode Contracting Co., Inc., which specializes in bridge building.  Mr. Nestlerode has served as a director since 1995.  Mr. Nestlerode maintains strong community ties in the Clinton County area, which is a region that the Corporation intends to grow its business. Through his business, Mr. Nestlerode has developed knowledge of the construction industry, which provides the board with insight regarding the development of potential customer relationships and opportunities.  In addition, Mr. Nestlerode’s previous experience as a Chief Financial Officer is valuable as a member of the Audit Committee.

William H. Rockey is a retired former Senior Vice President of the Corporation.  He was the president of the former First National Bank of Spring Mills.  Mr. Rockey has served as a director since 1999.  Mr. Rockey’s ties to Centre County, Pennsylvania will assist the Corporation in growing its business in the Centre County region.  In addition, Mr. Rockey’s former position with the Corporation, along with his long-time professional banking experience in Centre County, Pennsylvania, combined with his knowledge and familiarity of the Corporation’s culture and operating procedures, provide the board with significant business development resources and experience.

 DIRECTORS CONTINUING IN OFFICE

William J. Edwards is President and owner of JEB Environmental Technologies, Inc., a storage tank construction company. Mr. Edwards has served as a director since 2012. Mr. Edwards, one of our youngest board members, adds to the diversity of the board and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to avoid knowledge and experience voids as older board members retire. In addition, Mr. Edwards’ business involvement in various communities provides insight into the economic health of the communities, while also providing insight into potential customer relationships.

James M. Furey, II is President and owner of Eastern Wood Products.  Mr. Furey has served as a director since 1990.  Through Mr. Furey’s professional experience in the lumber industry, which is significant in the Williamsport region, he has developed strong ties to the community.  From these community relationships, Mr. Furey provides the board with insight as to the growth opportunities and real estate industry within the Williamsport region.

Richard A. Grafmyre has served as President and Chief Executive Officer of the Corporation since joining the Corporation in October 2010.  Prior to joining the Corporation, Mr. Grafmyre served as President, Chief Executive Officer, and Chairman of FNB Bank since 1997.  For the efficient operation of the board, the board believes that the President and Chief Executive Officer should have a position on the board to act as a liaison between the board and management and to assist with the board’s oversight responsibilities by ensuring the board receives information from management in a timely and accurate manner to permit the board to carry out its responsibilities effectively.  Mr. Grafmyre’s extensive professional banking experience within a larger holding company structure enables him to provide the board with insight as to how the Corporation’s operations, policies, and implementation of strategic plans compare to those of its peers.

D. Michael Hawbaker is Executive Vice President of Glenn O. Hawbaker, Inc., a provider of heavy construction services and products throughout the company’s market area in Centre County, Pennsylvania.  Mr. Hawbaker has served as a director since 2007. Mr. Hawbaker is one of our youngest board members, adds to the diversity of the board, and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to avoid knowledge and experience voids as older board members retire.  Additionally, Mr. Hawbaker understands the community and political landscape of the Centre County area where the board intends to continue to grow the Corporation’s business.  Mr. Hawbaker possesses a level of financial acumen important to his service as a member of the Audit Committee.

Leroy H. Keiler, III operates Leroy H. Keiler, Attorney at Law.  Mr. Keiler has served as a director since 2006. Because banking is a highly regulated industry and success in the industry is dependent on adequately managing certain lending risks, Mr. Keiler’s experience as an attorney is helpful to the board in reviewing the Corporation’s legal matters and documentation related to residential lending matters.  Additionally, Mr. Keiler’s relatively younger age adds to the diversity of the board and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to promote continuity in the board.

Brian L. Knepp joined the Corporation in 2005 and has served as the Chief Financial Officer of the Corporation since 2008. The board believes that Mr. Knepp's experience and knowledge of the Corporation's business lines coupled with his ability to act as a liaison, in conjunction with the Chief Executive Officer, between the board and management and to assist with the board’s oversight responsibilities by ensuring the board receives information from management in a timely and accurate manner will enhance board performance.  Mr Knepp also serves as the Chief Executive Officer of JSSB's wholly owned subsidiary, The M Group, Inc. d/b/a The Comprehensive Financial Group. Mr. Knepp's nearly twenty years of banking experience coupled with experience in the manufacturing sector enables him to relate to the needs of the board.

John G. Nackley is President & CEO, InterMetro Industries Corporation after serving as Vice President and Executive Vice President. Mr. Nackley has served as a director since 2013. Mr. Nackley’s experience in a Fortune 500 company provides the board with leadership in the business climate, financial reporting, strategic planning, marketing, and governance.

Jill F. Schwartz is the senior partner of Wyoming Weavers, Swoyersville, PA and President of Fortune Fabrics, Inc., positions she has held since 1985. She is also the owner of Gosh Yarn It!, a yarn boutique located in Kingston, PA. Ms. Schwartz has served as a director since 2013. As president of a local manufacturing company along with many years of experience as a bank director, Ms. Schwartz provides the board with an understanding of the local business climate and growth opportunities for the Corporation.

Hubert A. Valencik is a retired former Senior Vice President and Chief Operations Officer of the Corporation.  Mr. Valencik has served as a director since 2005.  As the former Chief Operations Officer, Mr. Valencik continues to provide the board valuable insight and information regarding the operations of the Corporation, which assists the board in providing adequate levels of management oversight.

Ronald A. Walko is a retired President and Chief Executive Officer of the Corporation.   Mr. Walko remains active in various civic organization's in the Williamsport area. With 25 plus years of service with the Corporation, Mr. Walko possesses a deep understanding of the Corporation’s operations, which assists the board in strategic planning and management oversight.

PRINCIPAL OFFICERS OF THE CORPORATION

The following table lists the executive officers of the Corporation as of March 1, 2016:

Name	Age	Position and/or Offices With the Corporation	Employee Since	Number of Shares of the Corporation	Year First Elected an Officer
Richard A. Grafmyre	62	President & Chief Executive Officer of the Corporation	2010	1,530	2010
Brian L. Knepp	41	Senior Vice President and Chief Financial Officer of the Corporation	2005	1,496	2005
Aron M. Carter	43	Senior Vice President - Enterprise Risk Management of the Corporation	2013	413	2013

Biographical information for Mr. Grafmyre and Mr. Knepp is set forth above under the caption “Information as to Nominees and Directors.”

Mr. Carter joined the Bank in 2013 as a Senior Vice President - Enterprise Risk Management. Mr. Carter previously was employed as a bank examiner with the Office of the Comptroller of the Currency.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL OWNERS

As of March 1, 2016, there were no persons who owned of record or who are known by the board of directors to be beneficial owners of more than 5% of the Corporation’s common stock.

BENEFICIAL OWNERSHIP AND OTHER INFORMATION REGARDING DIRECTORS AND MANAGEMENT

The following table sets forth, as of March 1, 2016, information regarding the number of shares and percentage of the outstanding shares of common stock beneficially owned by each director, executive officer, and as a group.  Unless otherwise indicated in a footnote, shares of our common stock have not been pledged as security.

Name	Principal Occupation for Past Five Years	Year First Became a Director	Amount & Nature of Beneficial Ownership		% of Total Shares Outstanding
Daniel K. Brewer	Principal & Owner, Brewer & Company, LLC	2012	2,100	(1)	0.04%
Aron M. Carter	Senior Vice President of the Corporation	N/A	413	(2)	0.01%
Michael J. Casale, Jr.	Principal, Michael J. Casale, Jr., Esq., LLC	1999	22,084	(3)	0.47%
William J. Edwards	President & Owner of JEB Environmental Technologies, Inc.	2012	3,990	(4)	0.08%
James M. Furey, II	President & Owner of Eastern Wood Products	1990	14,607	(5)	0.31%
Richard A. Grafmyre	President & Chief Executive Officer of the Corporation	2010	1,530	(6)	0.03%
D. Michael Hawbaker	Executive Vice President of Glenn O. Hawbaker, Inc.	2007	2,200	(7)	0.05%
Leroy H. Keiler, III	Leroy H. Keiler, III, Attorney at Law	2006	654	(8)	0.01%
Joseph E. Kluger	Chairman of the Board of Luzerne, Managing Principal of Hourigan, Kluger & Quinn P.C.	2013	1,178	(9)	0.02%
Brian L. Knepp	Senior Vice President, Secretary, & Chief Financial Officer of the Corporation	2015	1,496	(10)	0.03%
John G. Nackley	President and CEO of InterMetro Industries Corporation	2013	1,432	(11)	0.03%
R. Edward Nestlerode, Jr.	Chairman of the Board of the Corporation, Vice President and Chief Executive Officer of Nestlerode Contracting Co., Inc.	1995	19,246	(12)	0.41%
William H. Rockey	Retired; Former Senior Vice President of the Corporation and JSSB; Former President of First National Bank of Spring Mills	1999	33,254	(13)	0.70%
Jill F. Schwartz	Senior Partner of Wyoming Weavers; President of Fortune Fabrics, Inc.; Owner of Gosh Yarn It!	2013	16,000	(14)	0.34%
Hubert A. Valencik	Chairman of the Board of JSSB, Retired; Former Senior Vice President & Chief Operations Officer of JSSB; Former Senior Vice President of the Corporation	2005	15,078	(15)	0.32%
Ronald A. Walko	Retired; Former President & Chief Executive Officer of the Corporation and JSSB	2000	22,918	(16)	0.48%
All Executive Officers and Directors as a Group			158,180		3.34%

(1)	Shares held individually.

(2)	Shares held individually.

(3)	Includes 15,418 shares held jointly with his spouse, 1,660 shares held by his spouse, and 5,006 shares held by his children.

(4)	Includes 873 shares held individually, 2,417 share held jointly with his spouse, and 700 shares held by his spouse.

(5)	Includes 6,547 shares held jointly with his spouse, 6,430 held individually, and 1,630 shares held by his spouse.

(6)	Includes 1,330 shares held individually and 200 shares held by his spouse.

(7)	Shares held jointly with his spouse.

(8)	Shares held jointly with his spouse.

(9)	Shares held jointly with his spouse.

(10)	Shares held individually.

(11)	Shares held individually.

(12)	Includes 7,845 shares held jointly with his spouse, 9,281 shares held individually, 598 shares held by his children, and 1,522 shares held by Nestlerode Contracting Co., Inc.

(13)	Shares held jointly with his spouse.

(14)	Shares held individually.

(15)	Includes 3,310 shares held jointly with his spouse, and 11,768 shares held individually.

(16)	Includes 19,963 shares held jointly with his spouse and children, 2,398 shares held individually, 435 shares held by his spouse, and 122 shares held jointly by his spouse and children.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors, and any persons owning ten percent or more of our common stock, to file in their personal capacities initial statements of beneficial ownership on Form 3, statements of changes in beneficial ownership on Form 4, and annual statements of beneficial ownership on Form 5 with the Securities and Exchange Commission (the “SEC”).  Persons filing such beneficial ownership statements are required by SEC regulation to furnish us with copies of all such statements filed with the SEC.  The rules of the SEC regarding the filing of such statements require that “late filings” be disclosed in the Corporation’s proxy statement.  Based solely on the reports received by us or filed with the SEC and on written representations from reporting persons, we believe all such persons complied with all applicable filing requirements during 2015.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis addresses the following issues: members of the Compensation Committee (the “Committee”) and their role, compensation-setting process, our philosophy regarding executive compensation, and components of executive compensation.
Committee Members and Independence
The Committee is comprised of four (4) independent directors under the requirements set forth in the Nasdaq listing standards. In determining the independence of members of the Compensation Committee, the Board considers all factors specifically relevant to determining whether the director has a relationship to the Corporation that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including (i) the source of the director’s compensation, including any consulting, advisory or other compensation fees; and (ii) any affiliate relationship between the director and the Corporation or any of its subsidiaries. The members of the Committee are: Michael J. Casale, Jr., William J. Edwards, D. Michael Hawbaker, and R. Edward Nestlerode, Jr.
Role of Committee
The Committee’s focus is to establish a compensation policy and philosophy that will enable the Corporation to attract, retain, motivate, and reward executive officers that are critical to the success of the Corporation. In doing so, the Committee:

•	reviews and adjusts the principles guiding the compensation policy to maintain alignment with short and long-term strategic goals and to build shareholder value;

•	establishes performance objectives including, but not limited to, earnings, return on assets, return on equity, total assets, and quality of the loan portfolio;

•	evaluates the performance of the executive officers in comparison to the performance goals;

•	determines the compensation of executive officers and the components of the compensation;

•	administers the retirement plans of the Corporation, including the defined benefit, defined contribution, and 401(k) plans;

•	administers the 2006 Employee Stock Purchase Plan;

•	administers the 2014 Stock Option Plan;

•	recommends changes to compensation plans, cash or equity, to the full board of directors;

•	reviews and recommends changes to succession plans; and

•	reviews and recommends changes to director compensation.

Committee Meetings
The Committee meets as often as necessary. The Committee met twice in 2015 to gather input in anticipation of the wage and benefit changes to be approved for the 2016 fiscal year. The Committee maintains a written charter. The Committee works with the President and Chief Executive Officer to determine the meeting agenda and material to be reviewed. The materials and inputs utilized may include, but are not limited to, the following:

•	financial reports outlining budget to actual performance;

•	reports of corporate achievement/recognition by outside parties;

•	forecasted financial results as compared to the current budget and actual results;

•	peer financial analysis and comparison;

•	completion and progress of meeting strategic goals;

•	peer equity and cash compensation data;

•	national and regional compensation surveys; and

•	financial impact of current and proposed compensation programs.

Committee Process
The Committee set the compensation of the executive officers and other employees during the first quarter of 2015 for the period covering the majority of the 2015 fiscal year. Although the decisions are made at a point in time, the Committee continuously monitors the performance of the Corporation and executives throughout the year as part of the routine full board of directors meetings.
The Committee utilizes the input and assistance of management when making compensation decisions. Management input includes:

•	employee performance evaluations and compensation recommendations;

•	reporting actual and forecasting future results;

•	establishing performance objectives;

•	review and recommendations of non-cash employee compensation programs; and

•	assistance with Committee meeting agendas.

The President and Chief Executive Officer has direct involvement with the Committee during the meetings in order to provide status updates on the attainment of strategic goals, discuss performance evaluations, and make recommendations on executive officer compensation packages, for the named executive officers other than himself.
Annually, the Committee meets to evaluate the performance of the executive officers, set the compensation for the fiscal year, and to determine their cash bonus to be paid during the first quarter of the year based on the results of the preceding fiscal year.
Compensation Elements

Base Salary
The Committee believes that the base salary of the named executive officers is the cornerstone of the compensation package and is the primary source of compensation to the executive. The base salary provides a consistent level of pay to the executive, which the Committee feels decreases the amount of executive turnover, promotes the long-term goals of the Corporation, and is a tax deductible expense. The factors used in determining the level of base salary include the executive’s qualifications and experience, tenure with the Corporation, responsibilities, attainment of goals and objectives, past performance, and peer practices. A review of past performance and the attainment of goals and objectives are reviewed annually as part of the formal annual performance review. During the review, objectives and goals for the current and following year and upcoming milestones related to the corporate strategic plan were discussed. Peers for the Corporation are bank holding companies headquartered within Pennsylvania, Maryland, New Jersey, New York, Ohio, and West Virginia with assets between $1 billion and $2 billion and include the following:

ACNB Corporation	Ameriserv Financial, Inc.	BCB Bancorp, Inc.
Bridge Bancorp, Inc.	Canandaigua National Corp.	Cape Bancorp, Inc.
Chemung Financial Corp.	Citizens and Northern Corp.	CNB Financial Corporation
Codorus Valley Bancorp	ESB Financial Corp.	ESSA Bancorp, Inc.
First Mariner Bancorp	First United Corp.	Fox Chase Bancorp, Inc.
Franklin Financial Services Co.	Intervest Bancshares Corp.	LNB Bancorp, Inc.
Old Line Bancshares, Inc.	Orrstown Financial Services, Inc.	Peoples Bancorp, Inc.
Peoples Financial Services Corp.	Premier Financial Bancorp, Inc.	Republic First Bancorp, Inc.
Shore Bancshares, Inc.	Suffolk Bancorp	Summit Financial Group, Inc.
United Community Financial Corp.

Data for these peers is gathered from various sources including, but not limited to, SEC filings, Federal Reserve filings, and other information publicly released by the peer companies. The Committee utilizes such comparative information as a component in determining base salary for such executives. Other components considered by the Committee include the factors described above. The Committee does not assign relative weights to any one component but considers the entire mix of information. The Committee does not consider such comparative information in connection with other elements of the overall compensation of such executives.

Annual Bonus Program
The Committee administers a Performance-Based Cash Incentive Plan originally adopted in March 2010 in which certain executive officers of the Corporation, including the named executive officers, participate. The plan provides at-risk compensation awards to eligible employees, which include full-time employees of the Corporation (except employees whose compensation is commission based) and part-time employees who are eligible to participate in the Corporation's Pension Plan and/or 401(k) Plan. In addition, the employee must receive an overall rating of “Good” or higher on his or her most recent individual performance appraisal for the fiscal year covered by the performance appraisal. The plan is designed to support organizational objectives and financial goals set forth in the Corporation’s strategic business plan and financial plan. The plan further aligns the interests of the Corporation’s shareholders with employees and assists the Corporation in attracting, retaining, and motivating high-quality personnel, who contribute to the success and profitability of the Corporation.
The Committee by resolution establishes six target results criteria on an annual basis. Target results are the annual goals of the Banks, which are consistent with the Corporations’s strategic business plan and financial plan, which must be met in order to receive a cash award under the plan. The target results integrate industry peer group standards with the goals set forth in the Corporation’s strategic business plan and financial plan. Targets are weighted to reflect the relative importance of each goal to the Corporation’s goals under its strategic business plan and financial plan. Target measures that may be used by the Committee include, but are not limited to, return on equity, gross loan growth, growth in deposits (excluding brokered deposits), growth in core deposits, net interest margin, and net overhead as a percent of average assets. Target results are set at levels intended to be challenging, but more likely than not to be achieved, or come substantially close to being achieved.
The Committee has the discretion to exclude nonrecurring or extraordinary items of income, gain, expense, or loss, or any other factor it may deem relevant in its determination as to whether the target results have been satisfied. The Committee must conclude that an award, in such a circumstance, would ensure that the best interests of the Corporation’s shareholders are protected and are not in conflict with the interests of the plan’s participants.
Cash awards are based upon a percentage of eligible compensation, which will be the employee’s Form W-2 gross wages net of any amount included as a payment for any prior year bonus awards. The higher the eligible employee’s position, the greater the percentage of the employee’s eligible compensation may be received as a cash award. This reflects the Corporation’s belief that the performance of our named executive officers and other members of upper management has relatively greater impact on the performance of the Corporation.
If the plan participants’ employment is terminated with the Corporation, other than retirement (which generally will be attaining the age of 65) or death during the plan year, the participant will not be eligible to receive a bonus award even if the target results are reached. If a plan participant is terminated as a result of death or retirement and the participant worked at least six months during the plan year, the participant, or in the case of death, the participant’s beneficiary, will be eligible to receive a pro-rated bonus at the same time and manner as cash bonuses are paid to the other participants in the plan.
The plan is administered by the Committee, but annual awards determined by the Committee under the plan are subject to the approval of the board of directors of the Corporation. The Committee may only make awards when it deems such awards are in the best interests of the Corporation, the Corporation’s shareholders, and the plan participants. The Committee or the board may take action to amend, modify, suspend, reinstate, or terminate the plan at any time. Such amendments, modifications, suspensions, reinstatements, or terminations may apply retroactively.
For 2015, the Committee established six weighted performance targets to be satisfied as a condition to the payment of any bonuses under the plan for 2015 for the employees of JSSB, which included Messrs. Grafmyre, Knepp, and Carter. The performance factors and weightings for each factor for 2015, all of which exclude securities gains or losses where applicable, were as follows: Return on Equity (target: 12.06%; weighting: 30%); Gross Loan Growth (target: $41.042 million; weighting: 20%); Deposit Growth, excluding brokered deposits (target: $37.743 million; weighting: 5%); Core Deposit Growth (target: $29.622 million; weighting: 15%); Net Interest Margin (target: 3.57%; weighting: 15%); and Net Overhead as a Percentage of Average Assets (target: 1.79%; weighting: 15%). JSSB’s actual performance measured against the weighted target performance factors resulted in performance of 125% of targeted goals and resulted in potential cash awards for Tier 1 participants of up to 42.0% of base salary, with the Committee having the ability to increase the amount paid for exceptional service to the Corporation. Based on these factors, bonuses for 2015 were paid as follows: Mr. Grafmyre - $283,799; Mr. Knepp - $65,000; and Mr. Carter - $26,654. Mr. Glunk terminated employment in November 2015 and, accordingly, did not receive a bonus for 2015 under the plan.
Equity Awards
The Committee has not in the recent past used stock options or other equity-based awards as part of the compensation package for its named executive officers. The Committee, however, in 2014 recommended to the board that an equity incentive plan be put into place. The Committee feels this tool is needed in order to continue to be able to attract top talent, retain management, and to provide a long-term compensation component. The board of directors and shareholders approved the 2014 Penns Woods Bancorp, Inc. Equity Incentive Plan at the 2014 Annual Meeting of Shareholders.

Additional Benefits
The named executive officers may participate in other employee benefit programs that are generally available to the other employees of the Corporation. Other perquisites received by the named executive officers are either included in the Summary Compensation Table in this proxy statement or do not exceed $10,000 in the aggregate annually.

Employment and Change in Control Agreements
We have entered into employment agreements with Messrs. Grafmyre, Knepp, and Carter. A discussion of these agreements follows.

Richard A. Grafmyre. Mr. Grafmyre is a party to an amended and restated employment agreement with the Corporation and JSSB. The initial term of the amended agreement terminates on November 1, 2019 and renews on November 1, 2019 for an additional four-year period ending October 31, 2023 unless either party gives notice of non-renewal no later than November 1, 2018. Under the terms of the amended agreement, Mr. Grafmyre receives an annual base salary of $425,000, subject to discretionary increases by the Corporation or JSSB. Mr. Grafmyre is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and JSSB. In addition, Mr. Grafmyre is entitled to the use of a mid-size automobile for business and ancillary personal use and payment of initiation fees, and membership assessments and dues for him and his spouse at two clubs.

The amended agreement may be terminated for cause (as defined in the agreement), in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and JSSB will continue to pay Mr. Grafmyre’s then current annual base salary for the greater of six months or the number of months remaining in the term of his employment agreement and provide Mr. Grafmyre, at no cost to him, with continuation of health and medical benefits for the period during which he is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation and JSSB without cause or Mr. Grafmyre voluntarily terminates his employment for good reason (as defined in the agreement), the Corporation or JSSB will pay Mr. Grafmyre, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Mr. Grafmyre’s then base salary and the average of his bonus amounts over the prior three years and provide him with continued health insurance benefits for a period of 24 months. If during the term of the agreement, Mr. Grafmyre voluntarily terminates employment, retires, dies, or becomes disabled (as defined in the agreement), the obligations of the parties under the agreement will cease, unless Mr. Grafmyre dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Grafmyre, or his estate, as the case may be, will be entitled to the amounts described above.

The agreement provides for the reduction of any “change in control” payments to Mr. Grafmyre to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, which would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.

The agreement contains noncompete covenants which generally prohibit Mr. Grafmyre from engaging in banking activities with an institution headquartered within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania. These covenants generally extend for a period of one year after Mr. Grafmyre’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation and JSSB, in which case these covenants end on the date the agreement terminates.

Brian L. Knepp. Mr. Knepp is a party to an amended and restated employment agreement with the Corporation and JSSB. The initial term of the amended and restated agreement terminates on December 31, 2016 and then renews annually for one-year terms ending each December 31 absent notice of nonrenewal by either party. Under the terms of the agreement, Mr. Knepp will receive an annual base salary of at least $162,504, subject to discretionary increases by the Corporation and JSSB. Mr. Knepp is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and JSSB.

The agreement may be terminated for cause (as defined in the agreement), in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and JSSB will continue to pay Mr. Knepp’s then current annual base salary for the greater or six months or the number of months remaining in the term of his employment agreement and provide Mr. Knepp, at no cost to him, with continuation of health and medical benefits for the period during which he is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation or JSSB without cause or Mr. Knepp voluntarily terminates his employment for good reason (as defined in the agreement), the Corporation and JSSB will pay Mr. Knepp, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Mr. Knepp’s then base salary and the average of his bonus amounts over the prior three years. If during the term of the agreement, Mr. Knepp voluntarily terminates employment, retires, dies, or becomes disabled (as defined in the agreement), the obligations of the parties under the agreement will cease, unless Mr. Knepp dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Knepp, or his estate, as the case may be, will be entitled to the amounts described above.

The agreement provides for the reduction of any “change in control” payments to Mr. Knepp to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, which would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.

The agreement contains noncompete covenants which generally prohibit Mr. Knepp from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania. These covenants generally extend for a period of one year after Mr. Knepp’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by Penns Woods and Jersey Shore State Bank, in which case these covenants end on the date the agreement terminates.

Aron M. Carter. Mr. Carter is a party to an employment agreement with the Corporation and JSSB. The initial term of the agreement terminates on December 31, 2016 and then renews annually for one-year terms ending each December 31 absent notice of nonrenewal by either party. Under the terms of the agreement, Mr. Carter will receive an annual base salary of at least $90,000, subject to discretionary increases by the Corporation and JSSB. Mr. Carter is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and JSSB.
The agreement may be terminated for cause (as defined in the agreement), in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and JSSB will continue to pay Mr.Carter’s then current annual base salary for the greater or six months or the number of months remaining in the term of his employment agreement and provide Mr. Carter, at no cost to him, with continuation of health and medical benefits for the period during which he is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation or JSSB without cause or Mr. Carter voluntarily terminates his employment for good reason (as defined in the agreement), the Corporation and JSSB will pay Mr. Carter, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Mr. Carter’s then base salary and the average of his bonus amounts over the prior three years. If during the term of the agreement, Mr. Carter voluntarily terminates employment, retires, dies, or becomes disabled (as defined in the agreement), the obligations of the parties under the agreement will cease, unless Mr. Carter dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Carter, or his estate, as the case may be, will be entitled to the amounts described above.
The agreement provides for the reduction of any “change in control” payments to Mr. Carter to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, which would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.

The agreement contains noncompete covenants which generally prohibit Mr. Carter from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania. These covenants generally extend for a period of one year after Mr. Carter’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by Penns Woods and Jersey Shore State Bank, in which case these covenants end on the date the agreement terminates.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on the Committee’s review and discussion with management, the Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2015.

Members of the Compensation Committee
Michael J. Casale, Jr.
William J. Edwards
D. Michael Hawbaker
R. Edward Nestlerode, Jr.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation for services in all capacities to the Corporation and the Banks for the year ended December 31, 2015 for those persons who served as the principal executive officer or principal financial officer at any time during the last completed fiscal year and the other executive officers for the last completed fiscal year (collectively, the “named executive officers”).
Summary Compensation Table

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)(6)	($)
Richard A. Grafmyre	2015	$447,525	$600	$—	$—	$283,800	$—	$35,016	$766,941
President and Chief Executive	2014	441,368	50,800	—	—	211,134	—	32,633	735,935
Officer (7)	2013	349,093	600	—	—	108,545	—	32,458	490,696

Brian L. Knepp	2015	159,407	600	—	—	65,000	—	17,442	242,449
Senior Vice President & Chief	2014	168,754	800	—	—	72,086	—	16,532	258,172
Financial Officer (8)	2013	135,409	600	—	—	40,479	—	14,637	191,125

Aron M. Carter	2015	104,306	600	—	—	26,654	—	13,124	144,684
Senior Vice President,
Enterprise Risk Management (9)

Robert J. Glunk	2015	179,521	—	—	15,840	—	—	8,258	203,619
Senior Vice President & Chief	2014	166,333	250	—	—	25,173	—	10,062	201,818
Operating Officer (10)	2013	147,120	10,000	—	—	45,875	16,810	9,732	229,537

(1)
Amounts include an $600 holiday bonus paid to all employees of JSSB in 2015 and 2013 and an $800 holiday bonus paid in 2014 for Messrs. Grafmyre, Knepp, and Carter , and a $250 holiday bonus paid to all employees of Luzerne for Mr. Glunk. Mr. Grafmyre received a bonus of $50,000 related to the extension of his employment contract in 2014.

(2)
The amounts shown in the Option Awards column are determined based on the grant date fair market value, computed using the Black-Scholes option pricing model. The grant-date fair values per option were $8.11.

(3)	Amounts represent amounts paid under the Corporation’s Performance-Based Bonus Plan.

(4)
The amounts in the Change in Pension Value and Nonqualified Deferred Compensation earnings column include the aggregate change in the actuarial present value of the accumulated benefit under the defined benefit pension plan. The pension plan is described under the heading “Retirement Plan” below.

(5)	The cost of certain perquisites and other personal benefits for Messrs. Grafmyre, Knepp, Carter, and Glunk are not included because such total does not exceed $10,000.

(6)	Other compensation includes employer contributions to the 401(k) Plan for the benefit of Messrs. Grafmyre, Knepp, Carter, and Glunk.

(7)	Mr. Grafmyre joined the Corporation in October 2010 and serves as the President and Chief Executive Officer of the Corporation, and is also a member of the board of directors of the Corporation.

(8)	Mr. Knepp serves as a Senior Vice President, Chief Financial Officer, and Secretary of the Corporation, and is also a member of the board of directors of the Corporation.

(9)	Mr. Carter serves as a Senior Vice President - Enterprise Risk Management of the Corporation.

(10)	Mr. Glunk served as a Senior Vice President and Chief Operating Officer of the Corporation until November 2015 when he ceased employment with the Corporation.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning awards granted to the named executive officers for the year ended December 31, 2015 under the 2014 Equity Incentive Plan. There were no options issued to Messrs. Grafmyre, Knepp, and Carter.

Name	Grant Date	Board/Committee Action Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Robert J. Glunk	8/27/15	8/11/2015	—	4,000	$42.03	$15,840

The following table shows information regarding non-equity incentive awards under the Corporation’s Performance-Based Bonus Plan for 2015 for Mr. Grafmyre, Mr. Knepp, and Mr. Carter.

(For fiscal year ended December 31, 2015)

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Richard A. Grafmyre	$44,753	$98,456	$187,961
Brian L. Knepp	15,941	35,070	66,951
Aron M. Carter	7,614	16,689	32,335

(1)
Amounts reported are the following percentages of base salary in 2015, based on achievement of weighted target results for 2015 (i.e., return on equity, gross loan growth, growth in deposits (excluding brokered deposits), growth in core deposits, net interest margin, and net overhead as percentage of average assets), which were established as targets by the Compensation Committee under the Performance-Based Bonus Plan: Messrs. Grafmyre and Knepp - 10.0% (threshold), 22.0% (target), and 42.0% (maximum) and Mr. Carter - 7.3%, 16.0%, and 31.0%.

Awards were paid for 2015 under the Performance-Based Bonus Plan because actual performance measured against weighted performance factors resulted in performance of 125% of targeted performance goals. Cash payments made under the Plan for 2015 are included in the Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation.”   For further information on the Performance-Based Bonus Plan, see the “Compensation Discussion & Analysis” section of this proxy statement.

OUTSTANDING EQUITY AWARDS

There were no outstanding equity awards as of December 31, 2015 for our named executive officers. Mr. Glunk was issued 4,000 stock options during 2015; however, the options were forfeited by Mr. Glunk when he ceased employment with the Corporation in November 2015.

OPTION EXERCISES AND STOCK VESTED

There were no options exercised by or vested for our named executive officers during the 2015 fiscal year.

NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers participate in a non-qualified deferred compensation plan.

RETIREMENT PLAN

JSSB maintains a noncontributory defined benefit pension plan for all employees hired prior to January 1, 2004, who meet certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation earned by an employee, which is the employee’s annual compensation averaged over the five highest paid consecutive calendar years within the final ten years of employment. Annual compensation is based upon the employee’s W-2 wages, which includes base salary, bonus, personal vehicle mileage for certain executive officers, and life insurance coverage that exceeds $50,000. JSSB's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets are primarily comprised of common stocks and U.S. Government and corporate debt securities. The plan was amended, effective January 1, 2004, to cease eligibility for employees with a hire date of January 1, 2004 or later and the plan ceased accruing additional benefits as of December 31, 2014. Because Messrs. Grafmyre, Knepp, and Carter joined JSSB in 2010, 2005 and 2013, respectively, they are not eligible to participate in the pension plan. Mr. Glunk was eligible to participate in the plan, however; Mr. Glunk no longer has a vested benefit in the plan as he elected to exit the plan by receiving a cash payment representing the present value of his accumulated benefit. Employees with a hire date of January 1, 2004 or later are eligible to receive, after one year of service, an annual contribution by JSSB equal to a discretionary percentage of an employee’s base compensation into an account established for the employee under the JSSB’s 401(k) plan. The accrued normal retirement benefit under the plan is determined by the following formula: 1.4% of the average annual compensation up to social security covered compensation multiplied by the credited service, plus 2% of the average annual compensation that is in excess of the Social Security covered compensation multiplied by the number of years of credited service.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Each of the named executive officers would be entitled to certain contractual benefits if their employment terminates under certain circumstances preceding or following a change in control. The agreements are described under the caption “Employment and Change-in-Control Agreements” included in the Compensation Discussion and Analysis. We calculated the potential post-employment payments due to each of these named executive officers assuming each named executive officer terminated employment or a change in control occurred on December 31, 2015. Actual amounts payable can only be determined at the time of such executive’s termination. The following table summarizes the potential payments to Messrs. Grafmyre, Knepp, and Carter.

				Before Change in Control		After Change in Control
		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
Richard A. Grafmyre	Severance (1)	$—	$—	$1,693,258	$—	$1,063,563	$1,063,563
	Welfare continuation (2)	—	—	78,691	—	42,383	42,383
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$—	$—	$1,771,949	$—	$1,105,946	$1,105,946
Brian L. Knepp	Severance (1)	$—	$—	$162,247	$—	$433,326	$433,326
	Welfare continuation (2)	—	—	—	—	—	—
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$—	$—	$162,247	$—	$433,326	$433,326
Aron M. Carter	Severance (1)	$—	$—	$106,429	$—	$260,425	$260,425
	Welfare continuation (2)	—	—	—	—	—	—
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$—	$—	$106,429	$—	$260,425	$260,425

(1) For severance and welfare continuation payment calculation, and time and form of such payments, see “Employment and Change in Control Agreements.”
(2) Assumes no increase in the cost of welfare benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTCIPATION
No member of the board of directors who served on the Compensation Committee during the 2015 fiscal year was an officer or employee of the Corporation or any if its subsidiaries. None of our executive officers serves as a member of the board of directors or Compensation Committee of any other entity that has one or more of its executive officers serving on our board of directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors is composed of all independent directors as defined under NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is available on our website, www.jssb.com, under Investor Relations/Financial Information/Governance Documents and is available upon request to the President.

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2015, and discussed them with management and our independent registered public accounting firm, S.R. Snodgrass, P.C. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the U.S. Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received from our independent auditor the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with management and the independent accountant the accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that our audited financial statements for the fiscal year ended December 31, 2015 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.

In connection with standards for independence of our external auditors issued by the Public Company Accounting Oversight Board, during the 2016 fiscal year, the Audit Committee will consider in advance of the provision of any non‑audit services by our independent accountant whether the provision of such services is compatible with maintaining the independence of our external auditors.

This report is not intended to be incorporated by reference into any filing made by Penns Woods Bancorp, Inc. with the SEC under the Securities Act or the Exchange Act.

Members of the Audit Committee
Daniel K. Brewer
Michael J. Casale, Jr.
William J. Edwards
James M. Furey, II
D. Michael Hawbaker
Leroy H. Keiler, III
Joseph E. Kluger
John G. Nackley
R. Edward Nestlerode, Jr.
William H. Rockey
Jill Fortinsky Schwartz
Hubert A. Valencik
Ronald A. Walko

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors of the Corporation has appointed the firm of S.R. Snodgrass, P.C. (the “Auditors”) of Wexford, Pennsylvania, as the Corporation’s independent registered public accounting firm for its 2016 fiscal year. The terms of the appointment were reviewed and recommended by the Audit Committee.

Although ratification by the Corporation’s shareholders is not required by our bylaws or otherwise, the board of directors is submitting the selection of the Auditors to shareholders for ratification because the Corporation values its shareholders’ views on the Corporation’s independent registered public accounting firm. If the Corporation’s shareholders fail to ratify the selection, it will be considered as notice to the board of directors and the Audit Committee to consider the selection of a different independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation.

A representative from the Auditors is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions from shareholders.

The Auditors served as the Corporation’s independent registered public accounting firm for the 2015 and 2014 fiscal years, provided assistance to the Corporation in connection with regulatory matters, charging the Corporation for such services at its customary hourly billing rates. The fees paid by the Corporation are summarized below. The non-audit services were approved by the Corporation’s Audit Committee after due consideration of the effect of the performance thereof on the independence of the Auditors and after the conclusions by the Corporation’s board of directors that there was no effect on the independence of the Auditors. The Auditors have advised the Corporation that none of its members have any financial interest in the Corporation.

Audit Fees
The fees for professional services incurred by the Corporation for services rendered by the Corporation’s independent auditors in connection with the audit of the Corporation’s financial statements for the years ended December 31, 2015 and December 31, 2014, and the review of the Corporation’s Forms 10-Q for such fiscal years were $165,442 and $157,102, respectively. All such services were performed by permanent, full-time employees of S.R. Snodgrass, P.C.

Audit-Related Fees
Audit-Related fees for the performance of the audits of the Corporation's employee benefit plans’ financial statements for the years ended December 31, 2015 and December 31, 2014, were $21,111 and $21,165, respectively.

Tax Fees
Tax fees for the years ended December 31, 2015 and December 31, 2014 resulting from services provided by the Corporation’s independent registered public accounting firm totaled $23,500 and $22,700 respectively.

Other Fees
There were other fees billed to the Corporation by S.R. Snodgrass, P.C. for other services for the years ended December 31, 2015 and December 31, 2014 that totaled $28,554 and $4,051, respectively.

Pre-approval of Audit and Permissible Non-Audit Services
The Audit Committee of the Board of Directors pre-approves all audit and permissible non-audit services provided by the Corporation’s independent registered public accounting firm. All of the services provided by S.R. Snodgrass, P.C. set forth above were pre-approved by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION FOR THE APPOINTMENT OF S.R. SNODGRASS, P.C., AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2016 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment. All proxies will be voted “FOR” ratification of the appointment unless a shareholder specifies to the contrary on such shareholder’s proxy card.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Applicable SEC regulations permit shareholders to submit proposals for consideration at annual meetings of shareholders. Any such proposals for Penns Woods’ Annual Meeting of Shareholders to be held in 2017 must be submitted in writing to the President of Penns Woods Bancorp, Inc., at its principal executive office, 300 Market Street, Williamsport, PA 17701, on or before November 23, 2016, and must follow the procedures required by SEC Rule 14a-8 in order to be included in proxy materials relating to that meeting.

A shareholder proposal submitted after November 23, 2016, or which does not otherwise meet the requirements of the SEC, will not be included in Penns Woods’ proxy statement for the annual meeting to be held in 2017, but may be presented for consideration at the annual meeting, if submitted to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the annual meeting, which proposal must contain certain information required by the bylaws. If the shareholder intending to present such a proposal has not provided Penns Woods written notice of the matter on or before January 27, 2017, the proxy holders of the board of directors will have discretionary authority to vote on such proposal at the meeting. However, if the date of the 2017 annual meeting is changed more than 30 days from April 27, 2017, the anniversary of the 2016 annual meeting, the deadline for delivery notice to the Corporation which would restrict the proxy holders of the Board of Directors from exercising discretion would be a reasonable time before Penns Woods sends its proxy materials, assuming the notice complies with the requirements of the bylaws.

CERTAIN TRANSACTIONS

NASDAQ rules require that we conduct an appropriate review of related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board of Directors.

Our Code of Ethics and Conflicts of Interest Policy requires all directors, officers, and employees who may have a potential or apparent conflict of interest to notify our Human Resource Director. A potential conflict exists whenever an individual has an outside interest - direct or indirect - which conflicts with the individual’s duty to the Corporation or any of its affiliates or adversely affects the individual’s judgment in the discharge of his or her responsibilities. Prior to consideration, full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction is required The Code of Ethics and Conflict of Interest Policy is available for review by contacting the President.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.

There have been no material transactions between the Corporation and Banks, or any material transactions proposed, with any director or executive officer of the Corporation and Banks, or any associate of the foregoing persons. The Corporation and the

Banks have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and their associates on comparable terms and with similar interest rates as those prevailing from time to time for persons not related to or associated with the Corporation.
Total loans outstanding from the Banks at December 31, 2015 to the Corporation's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $9,258,000 or approximately 6.79% of the total equity capital of the Corporation. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation, and did not involve more than the normal risk of collectability or present other unfavorable features.

ANNUAL REPORT

A copy of the Corporation’s Annual Report and Form 10-K for its fiscal year ended December 31, 2015 is enclosed with this proxy statement.
You may access the following proxy materials at http://www.edocumentview.com/pwod:

•	Notice of the 2016 Annual Meeting of Shareholders;

•	2016 Proxy Statement;

•	Annual Report to Shareholders for the year ended December 31, 2015; and

•	Proxy Card.

OTHER MATTERS

The board of directors of the Corporation is not aware that any other matters are to be presented for action, other than the matters described in the accompanying Notice of Annual Meeting of Shareholders. Because the Corporation has not received notice of any other matters to be presented for action at the meeting, if any other matters properly come before the Meeting, or any adjournments thereof, the proxy holders are authorized to vote thereon at their discretion.

All directors of the Corporation are expected to attend the Corporation’s Annual Meeting of Shareholders. In 2015, twelve directors attended the Annual Meeting of Shareholders.

Shareholders may communicate directly with the Board of Directors of the Corporation by contacting the Corporation’s President & Chief Executive Officer, Richard A. Grafmyre, 300 Market Street, Williamsport, PA 17701 (570-322-1111). All bona fide communications received by the Corporation’s President & Chief Executive Officer will be relayed to the applicable member of the board of directors or, if no specific director is designated to receive the communication, the appropriate board member.

ADDITIONAL INFORMATION

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION’S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2015 INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE EXCHANGE ACT MAY BE OBTAINED, WITHOUT CHARGE, FROM RICHARD A. GRAFMYRE, PRESIDENT, PENNS WOODS BANCORP, INC.

By Order of the Board of Directors,

Richard A. Grafmyre
President and Chief Executive Officer

Dated: March 23, 2016

VOTE BY INTERNET - www.investorvote.com/pwod.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 PM Eastern Time on April 26, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-652-8683
Use any touch-tone telephone to transmit your voting instructions until 11:59 PM Eastern Time on April 26, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of five directors, each set to serve for a term of three years to expire at the 2019 Annual Meeting of Shareholders:
Nominees:
Daniel K. Brewer
Michael J. Casale, Jr.
Joseph E. Kluger
R. Edward Nestlerode, Jr.
William H. Rockey

Your Board of Directors recommends that you vote FOR the following proposal:						For	Against	Abstain
2.	Ratify the appointment of S.R. Snodgrass, P.C. as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.					☐	☐	☐

The undersigned shareholder(s) authorize(s) the individuals designated to vote this proxy to vote, in their discretion, to the extent permitted by applicable law, upon such other matters (none known by the Corporation at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment or postponement.

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly has your name appears hereon. The signer hereby revokes all prior proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Note: Please fill in, sign, date and return this proxy card in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If shareholder is a corporation, please sign the full corporate name by an authorized officer. If shareholder is a partnership or other entity, an authorized person should sign in the entity’s name. Joint Owners must each sign individually.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders To Be Held on April 27, 2016:
The Notice of Annual Meeting of Shareholders, Proxy Statement and 2015 Annual Report are available at
http://www.edocumentview.com/pwod.

PENNS WOODS BANCORP, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2016
Brian L. Knepp and Kimberly R. Yale, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Penns Woods Bancorp, Inc. to be held on Wednesday, April 27, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed on the reverse side hereof. If no such directions are indicated, shares represented hereby will be voted FOR the nominees identified in Proposal 1 (election of directors), and FOR Proposal 2 (ratification independent public accounting firm).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.
(This proxy card continues and must be signed and dated on the reverse side.)